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                                                                    Exhibit 17


BEAR STEARNS                                           Bear, Stearns & Co. Inc.
                                                       245 Park Avenue
                                                       New York, New York 10167



January 2, 1997

Mr. Michael J. Bailey
President and Chief Executive Officer
Compass Group USA, Inc.
2400 Yorkmont Road
Charlotte, NC 28217

Re:  Confidentiality Agreement (the "Agreement")
     -------------------------------------------

Dear Mr. Bailey:

     In connection with your consideration of a possible acquisition (the "Transaction") of Daka, Inc., ("Daka") the food service subsidiary of DAKA International, Inc. (together with its subsidiaries, affiliates and division the "Company"), Compass Group USA, Inc. (together with its parents, subsidiaries and affiliates, "you") has requested the right to review certain non-public information regarding Daka and the Company. In consideration of, and as a condition to, furnishing you with such information and any other information in respect to Daka in connection with the Transaction (whether communicated in writing or communicated orally) delivered to you by us or by your respective, directors, officers, employees, advisors, agents or "controlling persons" designated as such by us to you and your Representatives (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (such designated persons or entities being herein referred to collectively as our "representatives") in connection with your consideration of a Transaction in respect of Daka (such information being herein referred to as "Evaluation Material"), the Company hereby requests your agreement as follows:

     1. The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction in respect of Daka with the Company involving your or your affiliates, and unless and until you have completed such Transaction pursuant to a definitive agreement between you or any such affiliate and the Company, such Evaluation Material will be kept strictly confidential by you or your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as "your Representatives"), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction in respect of Daka with the Company or for such other purpose as the Company may specifically authorize in writing (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Agreement). You


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          agree to be responsible for any breach of this Agreement by your
          Representatives.

     2. The term "Evaluation Material" means any and all information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) that is furnished to you or to your Representatives now or in the future by or on behalf of the Company. The term "Evaluation Material" does not include information which (a) is or becomes available to the public generally (other than as a result of a disclosure by your or one of your Representatives), (b) was within your possession prior to the date hereof or prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement of which you have actual knowledge with or other contractual, legal or fiduciary obligation of confidentiality to the Company of which you have actual knowledge or any other party with respect to such information of which you have actual knowledge, (c) becomes available to you on a non-confidential basis from a source other than the Company or one of its Representatives, provided that such sources is not bound by a confidentiality agreement of which you have actual knowledge with or other contractual, legal or fiduciary obligation of confidentiality to the Company of which you have actual knowledge or any other party with respect to such information of which you have actual knowledge, or (d) was independently developed by you without reference to the Evaluation Material.

     3. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the absence of a protective order or other remedy or a waiver by the Company, you or one of your Representatives is nonetheless legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, your or such Representative may, without liability hereunder, disclose to such tribunal that portion of the Evaluation Material which your counsel advises you is legally required to be disclosed, provided that you shall exercise your reasonable best efforts to preserve the confidentiality of the Evaluation Material, including without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     4. Unless otherwise required by law in the opinion of your counsel, neither you nor your Representatives will, without our prior written consent, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Transaction in respect of Daka between the Company

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          and you, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof and the fact that the Evaluation Material has been made available to you provided, however, you may, without the prior written consent of the Company, make such disclosure as it has been advised by your legal counsel is required by applicable law, if you have used all reasonable efforts to consult with the Company and to obtain the Company's consent, but have been unable to do so in a timely manner. The term "person" as used in this letter agreement shall be interpreted broadly to include the media and any corporation, limited liability corporation, partnership, group, individual or other entity.

     5. Until the earliest of (i) the consummation by you or a third party of a Transaction, (ii) the acquisition of the Company by a third party, or (iii) two years from the date of this Agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business consistent with your past practice) with any officer, director, employee of the district manager level or above of the Company or employees employed at the Company's corporate headquarters regarding the business, operations, prospects or finances of the Company and you agree not to actively solicit the employment of any such officer, director, employee of the district manager level or above of the Company, employees employed at the Company's corporate headquarters or agent except with the express written permission of the Company, other than those persons contacted in the ordinary course of business consistent with your past practice. Unless otherwise agreed to by the Company in writing, all (i) communications regarding any possible Transaction, (ii) requests for additional information,
          (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Bear, Stearns & Co. Inc. ("Bear Stearns").


     6. For a period of two years from the date of this Agreement, you and your affiliates shall not directly or indirectly, and you shall cause any person or entity controlled by you not to, without the prior written consent of the Board of Directors of the Company, (i) in any manner, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company,
          (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or Daka, (iii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act with respect to any voting securities of the Company, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of


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          Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request the Company (or its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (y) take any action which might require the Company or any of its affiliates to make a public announcement regarding this Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, the Transaction, or (z) communicate with the Company's shareholders regarding the subject matter of this Agreement.

     7. In addition, you hereby acknowledge that you are aware, and that you will advise your Representatives who receive the Evaluation Material, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Company (and options, warrants and rights relating thereto) from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation any of your Representatives) is likely to purchase or sell such securities.

     8. You understand and acknowledge that neither the Company nor Bear Stearns is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by the Company or Bear Stearns. Neither the Company nor Bear Stearns nor our respective affiliates or Representatives, nor any of our respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

     9. You and the company agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of (i) this Agreement or (ii) any written or oral expression with respect to such a Transaction by you or your Representatives, any of the Company's directors, officers, employees, agents, advisors or Representatives except, in the case of this letter, for the matters specifically agreed to herein.

     10. You agree that the Company has not granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by the Company or Bear Stearns.


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     11.  If you determine that you do not wish to proceed with the Transaction, you will promptly advise the Company and Bear Stearns in writing of that decision. In that case, or in the event that (i) a Transaction is not consummated by you or (ii) at any time the Company requests, you will promptly deliver to the Company all of the Evaluation Material, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of your Representatives. In the event of such a request by the Company for the return of the Evaluation Material, you agree to destroy all documents, memoranda, notes, studies and analyses prepared by you or any of your Representatives based on information contained in the Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, you and your Representative will continue to be bound by your obligations or confidentiality and other obligations hereunder in accordance with the terms and the duration specified herein.

     12. Without prejudice to the rights and remedies otherwise available to either party, either party shall be entitled to equitable relief by way of injunction and specific performance if the other party or the other party's Representatives breach or threatened to breach any of the provisions of this Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have materially breached this Agreement, the prevailing party in such litigation shall be entitled to recover from the non-prevailing party the reasonable legal fees and expenses incurred by such prevailing party in connection with such litigation, including any appeal therefrom.

     13. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit or proceeding arising out of or relating to this agreement or the Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts. The parties hereto further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any such court has been brought in an inconvenient forum. You further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court.


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     14.  Neither the holding of such discussions between the Company and you, nor the provision by the Company of the Evaluation Material, will be construed as in obligation of either party to refrain from engaging, at any time and in any place, in the same business or any business similar or dissimilar to the business in which the other party is now engaged.

     15. Neither the Company nor you, nor either party's respective directors, officers, employees, agents or Representatives will, without prior written consent of the other make any public statements or public announcement or any release to trade publications or to the press, with respect to the discussions regarding your possible purchase of Daka except as may be necessary, in the opinion of the disclosing party's counsel to comply with the requirements of any law, governmental order or regulation. Further, neither the Company nor you, nor either party's respective directors, officers, employees, agents or Representatives will, without the prior written consent of the other party, make any statement to any of the other party's competitors, existing or prospective customers, or any third parties (except your counsel, accountants, appraisers and investment bankers), with respect to such discussions.

     16. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

     17. It is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be impaired and shall remain in full force and effect and
          (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

     18. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Company and you expressly so modifying and waiving such Agreement.

     19. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.


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     This Agreement is being delivered to you in duplicate. Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.


                                               Very truly yours,



                                               BEAR, STEARNS & CO. INC.
                                               for itself and on behalf of
                                               DAKA International, Inc.

                                               By: /s/ Marc Sznajderman
                                                  -----------------------
                                                     Marc Sznajderman
                                                     Vice President


Confirmed and Agreed to
this 2nd day of January 1997


Compass Group USA, Inc.

By: /s/ Michael J. Bailey
   --------------------------
   Name:
   Title:


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